Exhibit 99.1

Contact:

John J. Luttrell, CFO

(949) 699-3918

THE WET SEAL, INC. REPORTS THIRD QUARTER

FISCAL 2006 RESULTS AND PROVIDES FOURTH

QUARTER GUIDANCE

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—November 16, 2006—The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its third fiscal quarter ended October 28, 2006 and provided guidance for its fourth fiscal quarter.

Financial Results

Net income for the quarter was $2.4 million, or $0.02 per diluted share. This includes a non-cash stock compensation charge of $5.6 million and a non-cash interest charge of $0.1 million associated with the conversion of Notes. Before the effect of these items, net income was $8.1 million, or $0.08 per diluted share, and operating income was $7.6 million, or 5.3% of net sales. These results compare favorably to the Company’s most recent guidance indicating operating income before the effect of non-cash stock compensation of approximately $6.8 million.

These results compare to a prior year third quarter net loss of $6.5 million and operating income of $0.3 million. In the third quarter last year, the Company incurred non-cash stock compensation charges of $2.5 million and a non-cash interest charge of $5.7 million associated with the conversion of Notes. Before the effect of these items, net income was $1.7 million, or $0.02 per diluted share, and operating income was $2.8 million, or 2.1% of net sales.

Net sales for the thirteen week period ended October 28, 2006 were $143.3 million compared with net sales of $129.3 million for the same period last year, a 10.8% increase. Comparable store sales for the quarter increased 7.3% on top of a 46.6% increase last year.

Mr. Joel Waller, chief executive officer commented, “I am pleased with the results we achieved for both brands. At Wet Seal, our summer offering was powerful and was followed by a fall selling season that is exceeding our expectations. At Arden B, new collections provided strength in sales that we have not seen in this business for some time. Thus far, we are pleased with our business in November and we expect a good holiday selling season.

“Finally, through the end of the third quarter, we have opened 16 net new stores and are on track to open a total of 27 net new stores this year. We expect we will be able to accelerate square footage growth beginning in 2007.”

The Company opened 10 net new stores during the third quarter. At October 28, 2006, the Company operated 416 stores, consisting of 326 Wet Seal stores and 90 Arden B stores.

During the third quarter, the Company repurchased 1,043,235 shares, under an existing share repurchase program, for a total cost of $5,516,000. Repurchases are at the option of the Company and can be discontinued at anytime.

The Company has approximately $61.8 million of federal net operating loss carry forwards available to offset taxable income in fiscal 2006. Although the Company currently estimates an effective tax rate of approximately 8% to 9% for fiscal 2006, it is not recognizing a benefit for its year-to-date loss and will not record income tax benefits on future losses until it has determined that it is reasonably assured that it will generate sufficient taxable income to realize income tax benefits on such losses.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income (loss) and operating income before certain charges, which are non-GAAP financial measures. The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for each of the third quarter periods (in millions):

	2006		2005
	Net Income	Operating Income	Net Income (Loss)	Operating Income
Financial measure before certain charges (non-GAAP)	$8.1	$7.6	$1.7	$2.8
Charges:
Non-cash stock compensation	(5.6)	(5.6)	(2.5)	(2.5)
Non-cash interest charge on conversion of notes	(0.1)	—	(5.7)	—

GAAP financial measure	$2.4	$2.0	$(6.5)	$0.3

Earnings per diluted share for the third quarter of 2005 excluded convertible securities, stock options and warrants and restricted and performance shares because their effect was anti-dilutive. Non-GAAP earnings per share for the third quarter of fiscal 2005 includes these securities as their effect on earnings per share is dilutive.

The rationale for management’s use of non-GAAP financial measures is available on the Company’s website at www.wetsealinc.com and as an attachment to the Form 8-K that includes this press release and is being furnished today to the Securities and Exchange Commission.

Fourth Quarter Guidance

For the fourth quarter, earnings are estimated in the range of $0.09 to $0.12 per diluted share, including $3.1 million, or $0.03 per diluted share, for non-cash stock compensation. The guidance is based on the following major assumptions:

•	Total net sales between $166 million and $169 million versus $141 million in the prior year.

•	Comparable store sales increase between 3% and 4% versus a 44.6% increase in the prior year.

•	11 new store openings, with net increases of 10 at Wet Seal and one at Arden B.

•	Gross margin rate between 35.7% and 36.9% versus 33.6% in the prior year.

•	SG&A expense before stock compensation between 28.1% and 28.2% versus 28.0% in the prior year.

•	Operating income before stock compensation between $12.5 million, or 7.5% of sales, and $14.8 million, or 8.8% of sales, versus $7.5 million, or 5.3% of sales, last year.

•	Stock compensation expense of $3.1 million for the quarter, including a portion that will vary based upon changes in the Company’s stock price. Part of this estimate was determined with assistance from an independent valuation consultant using the Company’s common stock price at the end of the third quarter. Changes in the Company’s stock price would cause this estimate to change, and any such change may be significant.

•	Interest income of $0.6 million versus $3.6 million in interest expense last year. The guidance does not include an estimate for any accelerated write off of unamortized discounts, deferred financing costs or accrued interest associated with Secured Convertible Notes that may be converted into common stock during the quarter due to an inability to predict the timing of any such conversions. The remaining balance of such costs, which was $17.3 million at the end of the third quarter, will be amortized over the remaining term of the Notes and/or ratably written off to interest expense as Notes are converted.

•	Income tax expense of $0.4 million versus a $0.1 million tax benefit last year.

•	Weighted average shares outstanding of 102 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

Stock Option Practices Review

The Audit Committee of the Company has initiated a voluntary review of its historic stock option granting practices, focusing on the period from 1990 to 2006. Although the review is not yet completed, the Company has not found significant issues with respect to options granted in fiscal 2005 or 2006 and the review is now focused on grants made in fiscal 2001 through 2004. On a preliminary basis, the Company does not believe there will be a significant impact on future reported results stemming from this review. Further, no issues have been identified regarding restricted stock or performance share awards and these awards are not subject to further review. The Company will not be able to comment on any aspect of the review or possible outcome until the review is complete. At that time, the Company will provide an update on its findings.

The Company will host a conference call and question and answer session at 8:00 a.m. Pacific Time today. To participate in the conference call, please dial (800) 595-9010 and provide ID#7798404. A broadcast of the call will also be available on our website www.wetsealinc.com. A replay of the call will be available through November 23, 2006. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 420 stores in 46 states, the District of Columbia and Puerto Rico, including 329 Wet Seal stores and 91 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its fourth quarter and opening and closing of stores, anticipated sales for the holiday selling season, the impact of the stock option review on the Company’s financial results, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s Form 10-K for the fiscal year ended January 28, 2006 as filed with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

THE WET SEAL, INC.

SUMMARY STATEMENTS OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Net sales	$143,272	$129,321	$397,923	$359,429
Gross margin	48,127	39,821	137,380	113,895
Selling, general & administrative expenses	46,090	39,550	127,509	125,848
Store closure (adjustments) costs	—	(135)	(640)	4,517
Asset impairment	—	134	—	423

Operating income (loss)	2,037	272	10,511	(16,893)
Interest income (expense), net	369	(6,713)	(17,371)	(9,391)

Income (loss) before income taxes	2,406	(6,441)	(6,860)	(26,284)
Provision (benefit) for income taxes	—	13	(2)	423

Net income (loss)	2,406	(6,454)	(6,858)	(26,707)
Accretion of non-cash dividends on convertible preferred stock	—	—	—	(23,317)

Net income (loss) attributable to common stockholders	$2,406	$(6,454)	$(6,858)	$(50,024)

Net income (loss) per share, diluted	$0.02	($0.14)	($0.10)	($1.20)

Weighted average shares outstanding, diluted	101,493,478	47,611,059	70,176,210	41,627,117

THE WET SEAL, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

(Unaudited)

	October 28, 2006	January 28, 2006
ASSETS
Cash and cash equivalents	$77,099	$96,806
Income taxes receivable	75	136
Merchandise inventories	44,640	25,475
Other current assets	9,002	6,394

Total current assets	130,816	128,811
Equipment and leasehold improvements, net	50,293	43,637
Deferred financing costs	1,455	3,162
Other assets	1,514	1,633
Goodwill	5,984	5,984

Total assets	$190,062	$183,227

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$12,333	$13,584
Accounts payable - other	13,864	9,883
Accrued liabilities	34,660	36,472

Total current liabilities	60,857	59,939

Long-term debt	—	8,000
Secured convertible notes	7,274	11,824
Deferred rent	25,971	23,996
Other long-term liabilities	2,916	3,228

Total long-term liabilities	36,161	47,048

Convertible preferred stock	9,441	9,660

Total stockholders’ equity	83,603	66,580

Total liabilities and stockholders’ equity	$190,062	$183,227